CRM Holdings, Ltd. Announces Record Second Quarter Results

                          Further Progress at Majestic
                        Revenues Up 171% for the Quarter

                          Net Income of $0.32 Per Share

HAMILTON, Bermuda, Aug. 7 /PRNewswire-FirstCall/ -- CRM Holdings, Ltd. ("CRM" or "the Company") (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers' compensation insurance industry, today announced results for the second quarter ended June 30, 2007.

    Three Months Ending June 30, 2007
    Net income for the second quarter of 2007 was $5.2 million, or $0.32 per diluted share, compared to $3.7 million, or $0.23 per diluted share, in the second quarter of 2006, an increase of 39%. The second quarter of 2007 reflects an increase in net income per share of approximately $0.07 derived from the April 24 novation agreement between the Company and New York Marine and General Insurance Company ("NYMAGIC").

    Total revenues were a record $44.3 million in the quarter, up 171% from $16.4 million in the same quarter of 2006.

    Net earned premiums from primary insurance and reinsurance increased to $33.5 million from $5.6 million a year ago. Majestic, which was acquired in November 2006, accounted for most of the increase with $27.5 million of earned premium, which included $9.2 million from the novation. Twin Bridges also contributed to the improvement, increasing its earned premiums by $0.4 million to $6.0 million from $5.6 million a year ago by assuming a larger share of the excess coverage purchased by self-insured groups administered by the Company.

    Fee-based management services revenues declined to $8.8 million from $9.9 million in the prior year. The decline is attributable to lower insurance rates in California, attrition in one New York self-insured group, and reduced commissions on the renewing excess compensation policies issued by Majestic.

    Investment income rose to $2.7 million for the quarter from $0.9 million in the same quarter of 2006, due to the increased level of investments following the inclusion of Majestic.

    Total expenses increased to $38.3 million from $12.1 million in the second quarter a year ago, driven largely by the inclusion of Majestic's results. Loss and loss adjustment expenses as a percentage of net premiums earned (loss ratio) at Twin Bridges in the quarter were 32.0% compared to 21.4% in the prior year. Majestic's incurred losses of $18.1 million for the quarter, which produced a loss ratio of 65.6%, included novated losses of $7.4 million.

    The combined ratio (total losses and loss adjustment, underwriting, acquisition and general expenses as a percentage of net premiums earned) for the reinsurance segment for the second quarter of 2007 was 56.5%, compared to 55.8% in the same quarter of 2006. The combined ratio for Majestic, the Company's primary insurance segment, was 87.2%.

    "We are continuing to build a solid and diversified revenue and earnings platform. Our diverse offerings of fee-based services, primary insurance, excess insurance, and reinsurance further strengthen our relationships with our broker partners. Currently, our risk-based businesses are leading the way and driving improved levels of performance, but we plan to continue to offer all workers' compensation options to our brokers, providing them our full array of products and services for their clients," said Dan Hickey Jr., CEO of CRM Holdings Ltd.

    Six Months Ending June 30, 2007
    For the six months ended June 30, 2007, net income was $8.1 million, or $0.49 per diluted share, up 19.4% per diluted share in the first half of 2006.

    Net earned premiums from primary insurance and reinsurance for the first half of 2007 increased to $56.3 million from $9.9 million a year ago. The increase was mainly due to the acquisition of Majestic in November 2006. Approximately $9.2 million of the revenue increase was due to the novation agreement. Twin Bridges increased its earned premiums by $2.1 million to $12.0 million from $9.9 million a year ago by assuming a larger share of the excess coverage purchased by certain self-insured groups administered by the Company.

      Total expenses were $70.0 million compared to $23.9 million, largely due to the addition of Majestic.

      The combined ratio for the reinsurance segment for the first half of 2007 was 58.7%, compared to 55.8% in the first half of 2006. The combined ratio for Majestic, the Company's primary insurance segment, was 92.1%.

    Segment Results

    Fee-based management services business
    In the second quarter of 2007, revenues in the fee-based management services segment were $8.8 million, a decrease of 11.4% from $9.9 million in revenues in the second quarter of 2006. The number of group members in California increased 19.4% to 412 compared to the same quarter last year; however, rates in that state were lower than at the same time last year. As a result, premiums under management at quarter end of $58.3 million declined 15.0% from $68.5 million at the same time a year ago. The Company's group membership in New York increased 8.9% to 2,093, but premiums under management decreased by 13.4% to $100.7 million, mainly due to attrition in one trust.

    Fee-based loss before taxes for the second quarter of 2007 was $1.0 million versus a $1.6 million profit for the same quarter the prior year. Lower premiums under management together with a fall in commission income related to excess insurance placements caused the decline in pre tax income.

    For the first half of 2007, revenue in the fee-based management services segment declined by 4.7% to $18.7 million from $19.6 million last year.

    Primary Insurance and Reinsurance Segments
    In the second quarter of 2007, revenues in the reinsurance segment increased 7.7% to $6.7 million from $6.2 million in the same quarter last year due to the higher quota share agreement with Majestic compared to the agreement in place with a third party carrier last year.

    Net income before taxes for the reinsurance segment was $3.3 million in the second quarter of 2007, compared to $3.1 million in the second quarter of 2006, an increase of 7.2%.

    Revenues from the primary insurance segment were $29.4 million in the quarter, and income before taxes was $5.4 million.
    In the first half of 2007, revenues in the reinsurance segment were $13.4 million compared to $11.1 million last year, an increase of 20.4%. Income before taxes was $6.4 million versus $5.6 million last year.
    For the first half of the year, revenues from the primary insurance segment were $47.8 million and income before taxes was $6.9 million.

    Outlook for Remainder of 2007
    CRM expects further progress during the year from its risk-based businesses. Majestic has experienced record submission activity from its expanded agency network in California, and is increasing its business in New Jersey following its entry into that state in April. In June, two of the three remaining self-insured groups managed by CRM renewed their reinsurance contracts with Majestic, replacing the former third-party carrier and delivering reinsurance premium to Twin Bridges with no frictional cost.

    Fee-based business will continue to experience soft market conditions in California and must absorb a rate cut in New York. Nonetheless, CRM expects to continue adding members to its self insured groups and will seek opportunities to acquire books of business. CRM expects retention will remain strong, which will be beneficial to revenue and earnings when market conditions harden.

    CRM reaffirmed its guidance for the full year of fully diluted earnings per share in the range of $1.10 to $1.20.

    Conference Call
    The company will host a conference call at 9:00 a.m. EDT on Tuesday, August 7, 2007, to discuss earnings for the second quarter ended June 30, 2007. To participate in the event by telephone, please dial 800-289-0572 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 1974342. International callers should dial 913-981-5543. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM's Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM's web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days. A digital replay of the call will also be available on Tuesday, August 7 at approximately 12:00 p.m. Eastern Time through Tuesday, August 14, at midnight Eastern Time. Dial 888-203-1112 and enter the conference ID number 1974342. International callers should dial 719-457-0820 and enter the same conference ID number.

    About CRM Holdings, Ltd.
    CRM Holdings, Ltd. is a provider of workers' compensation insurance products. Its main business activities include providing fee-based management and other services to workers' compensation self-insured groups and, beginning in November 2006, the offering of a traditional workers' compensation insurance product. The Company provides its fee-based management services to self-insured groups in New York and California. It provides its traditional workers' compensation insurance coverage primarily to employers in California but also has active operations in Alaska, Arizona, Nevada, Oregon, Washington and, starting on April 1, 2007, New Jersey. CRM is a provider of reinsurance and excess workers' compensation coverage to the self insured groups it manages as well as other qualified self insured entities. Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

     CRMH-E

     Contact Information:
     Mark Collinson
     CCG Investor Relations
     10960 Wilshire Blvd, Ste. 2050
     Los Angeles, CA  90024
     (310) 231-8600, ext. 117

    Forward-Looking statements
    This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as "may," "will," "should," "expect," "scheduled," "plan," "seek," "intend," "anticipate," "believe," "estimate," "aim," "potential," or "continue" or the negative of those terms or other comparable terminology.

    All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended December 31, 2006 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:

     *  The cyclical nature of the insurance and reinsurance industry;
     *  Premium rates;
     *  Investment results;
     *  Regulatory changes;
     *  The estimation of loss reserves and loss reserve development;
     * Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
     *  The occurrence and effects of wars and acts of terrorism;
     *  The effects of competition;
     * The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
     *  Failure to retain key personnel;
     *  Economic downturns; and * Natural disasters.

    These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

                (Financial tables and contact information follow)

    Table 1
                               CRM Holdings, Ltd.
                           Consolidated Balance Sheets

                                                     (Unaudited)
                                                     December 31,  June 30,
                                                       2007         2006
                                                     (Dollars in thousands)
 Assets
 Investments:
 Fixed-maturity securities, available-for-sale
  (amortized cost $186,773 and $193,467)               $185,490   $193,208
 Equity securities, available-for-sale (cost $13,169
  and $11,904)                                           14,624     12,089
 Short-term investments                                   4,305      7,677
 Investment in unconsolidated subsidiary                  1,083      1,083
   Total investments                                    205,502    214,057
 Cash and cash equivalents                               64,351     14,257
 Cash and cash equivalents, restricted                    3,395      6,546
 Accrued interest receivable                              2,432      2,325
 Premiums receivable, net                                14,022     17,806
 Reinsurance recoverable                                 42,375     30,749
 Accounts receivable                                      5,307      5,572
 Deferred policy acquisition costs                          435      1,143
 Net deferred tax asset                                   8,650      6,803
 Goodwill                                                 2,661      2,695
 Other assets                                             4,710      4,400
 Total assets                                          $353,840   $306,353

 Liabilities and shareholders' equity
 Reserve for losses and loss adjustment expenses       $176,077   $153,622
 Reinsurance payable                                      6,616      1,538
 Unearned premiums                                       12,200      8,080
 Unearned management fees and commissions                   886        613
 Long-term debt and other secured borrowings             44,895     44,083
 Accrued expenses                                        20,714     14,773
    Total liabilities                                   261,388    222,709
 Common Stock
  Authorized 50 billion shares; $.01 par value;
  15.9 million common shares issued and outstanding;        159        155
  0.4 million Class B shares issued and outstanding           4          8
 Additional paid-in capital                              67,157     66,566
 Retained earnings                                       25,029     16,973
 Accumulated other comprehensive gain (loss), net of
  tax                                                       103        (58)
    Total shareholders' equity                           92,452     83,644
 Total liabilities and shareholders' equity            $353,840   $306,353

    Table 2
                               CRM Holdings, Ltd.
                  Consolidated Statements of Income (Unaudited)

                                   Three months ended    Six months ended
                                      2007      2006      2007      2006
                                (Amounts in thousands, except per share data)
 Revenues

 Net premiums earned                $33,515    $5,603   $56,337    $9,914
 Fee-based management services        8,094     9,908    17,607    19,603
 Investment income                    2,728       857     5,130     1,639
   Total revenues                    44,337    16,368    79,074    31,156

 Expenses
 Losses and loss adjustment
  expenses                           19,969     1,197    32,979     2,231
 Fees paid to general agents and
  brokers                             2,844     2,514     5,604     5,267
 Policy acquisition costs             4,053     1,681     8,104     2,973
 Selling, general and
  administrative expenses            10,413     6,695    21,347    13,404
 Interest expense                       977         2     1,950        30
   Total expenses                    38,256    12,089    69,984    23,905

 Income before taxes                  6,081     4,279     9,090     7,251

 Provision for income taxes             922       557     1,034       504

 Net Income                          $5,159    $3,722    $8,056    $6,747

 Earnings per share:
   Basic                              $0.32     $0.23     $0.49     $0.42
   Diluted                            $0.32     $0.23     $0.49     $0.41

 Weighted average shares
  outstanding:
   Basic                             16,286    16,247    16,280    16,247
   Diluted                           16,319    16,383    16,320    16,361

    Table 3
                                CRM Holdings Ltd.
                Consolidated Statements of Cash Flow (Unaudited)

                                                          Six months ended
                                                              June 30,
                                                          2007       2006
                                                       (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                             $8,056     $6,747
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                          406        104
    Amortization of unearned compensation,
     restricted stock                                      605        242
    Amortization of discounts on available-for-sale
     investments                                          (844)      (818)
    Net realized gains on sale of investments              (28)        --
    Deferred income tax benefit                         (1,930)       (98)
    Changes in:
     Cash and cash equivalents, restricted               3,150     (3,864)
     Accrued interest receivable                          (107)        --
     Premiums receivable                                 3,783    (13,117)
     Reinsurance recoverable                           (11,626)        --
     Accounts receivable                                   265       (720)
     Policy acquisition costs                              707     (3,807)
     Other assets                                          218     (1,384)
     Reserve for losses and loss adjustment expenses    22,455      2,231
     Reinsurance payable                                 5,078         --
     Unearned premiums                                   4,120     12,589
     Unearned management fees and commissions              273        675
     Other accrued expenses                              5,974        364
      Net cash provided by (used in) operating
       activities                                       40,555       (856)
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of available-for-sale investments           (79,603)  (120,407)
 Proceeds from sales and maturities of
  available-for-sale investments                        85,901     69,975
 Net sales and maturities of short-term
  investments                                            3,372         --
 Fixed assets, net                                        (671)      (227)
 Loans receivable                                         (225)         4
      Net cash provided by (used in) investing
       activities                                        8,774    (50,655)
CASH FLOWS FROM FINANCING ACTIVITIES
 Decrease in accrued IPO costs                              --     (2,411)
 Borrowings (repayments) under long-term debt and
  credit facilities                                        779        (26)
 Retirement of common shares - share-based
  compensation                                             (14)        --
      Net cash provided by (used in) financing
       activities                                          765     (2,437)
      Net increase (decrease) in cash                   50,094    (53,948)
 Cash and cash equivalents
  Beginning                                             14,257     67,923
  Ending                                               $64,351    $13,975

    Table 4
                               CRM Holdings, Ltd.
                                Income By Segment
                    For the three months ended June 30, 2007

             Fee-Based                            Corporate
             Management   Primary                    and
              Services   Insurance   Reinsurance    Other  Eliminations  Total
                                (Dollars in thousands)
Revenues:
 Net premiums
  earned          $--      $27,521      $5,994       $--        $--    $33,515
 Management
  fees          8,769           --          --        --       (675)     8,094
 Investment
  income           32        1,875         731        90         --      2,728

Total
 revenues       8,801       29,396       6,725        90       (675)    44,337
Expenses:
 Underwriting
  expenses         --       21,644       3,053        --       (675)    24,022
 Interest
  expense           3           --          --       974         --        977
 Depreciation
  and
  amortization    170           31          --        --         --        201

 Operating
  expenses      9,602        2,320         332       802         --     13,056
Total
 expenses       9,775       23,995       3,385     1,776       (675)    38,256
Income before
 taxes          $(974)      $5,401      $3,340   $(1,686)       $--     $6,081

Total
 Assets        $6,806     $290,667     $92,438    $7,824   $(43,895)  $353,840


                    For the three months ended June 30, 2006

             Fee-Based                           Corporate
             Management   Primary                   and
              Services   Insurance   Reinsurance   Other  Eliminations   Total
                                (Dollars in thousands)
Revenues:

 Net premiums
  earned         $--         $--      $5,603       $--        $--       $5,603
 Management
  fees         9,908          --          --        --         --        9,908
 Investment
  income          23          --         639       195         --          857
Total
 revenues      9,931          --       6,242       195         --       16,638
Expenses:
 Underwriting
  expenses        --          --       2,878        --         --        2,878
 Interest
  expense          2          --          --        --         --            2
 Depreciation
  and
  amortization    52          --          --        --         --           52
 Operating
  expenses     8,285          --         248       624         --        9,157

Total
 expenses      8,339          --       3,126       624         --       12,089

Income
 before
 taxes        $1,592         $--      $3,116     $(429)       $--       $4,279

Total
 Assets       $7,786         $--     $79,920   $16,582        $--      104,288

  Table 4,
   continued
                               CRM Holdings, Ltd.
                          Income By Segment, continued
                     For the six months ended June 30, 2007

             Fee-Based                          Corporate
             Management  Primary                   and
              Services  Insurance   Reinsurance   Other   Eliminations   Total
                                (Dollars in thousands)
Revenues:
 Net premiums
  earned         $--     $44,373     $11,964       $--        $--      $56,337
 Management
  fees        18,635          --          --        --     (1,028)      17,607
 Investment
  income          76       3,425       1,444       185         --        5,130
Total
 revenues     18,711      47,798      13,408       185     (1,028)      79,074
Expenses:
 Underwriting
  expenses        --      35,704       6,407        --     (1,028)      41,083
 Interest
  expense          4          --          --     1,946         --        1,950
 Depreciation
  and
  amortization   326          59          --        --         --          385
 Operating
  expenses    18,789       5,106         618     2,053         --       26,566
Total
 expenses     19,119      40,869       7,025     3,999     (1,028)      69,984

Income
 before
 taxes         $(408)     $6,929      $6,383   $(3,814)       $--       $9,090


Total
 Assets       $6,806    $290,667     $92,438   $7,824    $(43,895)    $353,840


                     For the six months ended June 30, 2006

             Fee-Based                           Corporate
             Management   Primary                   and
              Services   Insurance   Reinsurance   Other   Eliminations   Total
                                (Dollars in thousands)
Revenues:
 Net premiums
  earned          $--         $--      $9,914       $--        $--      $9,914
 Management
  fees         19,603          --          --        --         --      19,603
 Investment
  income           40          --       1,222       377         --       1,639
Total
 revenues      19,643          --      11,136       377         --      31,156
Expenses:
 Underwriting
  expenses         --          --       5,204        --         --       5,204
 Interest
  expense          30          --          --        --         --          30
 Depreciation
  and
  amortization    104          --          --       --         --         104
 Operating
  expenses     17,203          --         328     1,036         --      18,567
Total
 expenses      17,337          --       5,532     1,036         --      23,905

Income
 before
 taxes         $2,306         $--      $5,604     $(659)       $--      $7,251

Total
 Assets        $7,786         $--     $79,920   $16,582        $--    $104,288

    Table 5
                               CRM Holdings, Ltd.
                              Revenues by Segment

                                For the three months   For the six months
                                       ended                   ended
                                      June 30,               June 30,
                                  2007       2006        2007       2006
                                    (Dollars in            (Dollars in
                                     thousands)             thousands)

Revenues from Fee-Based
 Management Services
 New York (1)                   $6,083     $7,210     $13,441    $13,613
 California                      2,686      2,698       5,193      5,990
                                 8,769      9,908      18,634     19,603

Revenues from Primary
 Insurance
 California                     18,785         --      34,285         --
 Other (2)                       8,736         --      10,089         --
                                27,521         --      44,374         --
Revenues from Reinsurance
 New York                        3,394      3,053       6,788      4,730
 California                      2,600      2,550       5,176      5,184
                                 5,994      5,603      11,964      9,914

Investment Income                2,728        857       5,130      1,639

Eliminations (3)                  (675)        --      (1,028)        --

Total Revenues                 $44,337    $16,368     $79,074    $31,156

    (1) Includes $31 and $62 thousand of revenues from our Texas self-insured group for the three and six months ended June 30, 2007, respectively.
    (2) Includes primary insurance premiums for policies written in Washington, Alaska, Arizona, Nevada, New Jersey and New York.
    (3) Elimination of CRM New York and CRM California intercompany commissions from Majestic.

    Table 6
                               CRM Holdings, Ltd.
                   Fee-Based Management Services Segment Data

                                          June 30,
                                      2007         2006

    Number of Groups
     New York                             8              8
     California                           5              6
     Texas                                1             --
                                         14             14

    Number of Group Members
     New York                         2,093          1,922
     California                         412            345
     Texas                               12             --
                                      2,517          2,267

    Aggregate Annualized
     Premiums (1)
     New York                  $100,722,302   $116,366,970
     California                  58,267,439     68,530,940
     Texas                          353,839             --
                               $159,343,580   $184,897,910

    (1) Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified. CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future. Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed. Increases and decreases in the aggregate amount of these annualized premiums are an indication of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

    Table 7
                                CRM Holdings, Ltd.
                        Primary Insurance Segment Data (1)

                                         For the three
                                            months         For the six months
                                             ended               ended
                                           June 30,             June 30,
                                          2007     2006        2007     2006
                                           (Dollars in        (Dollars in
                                           thousands)          thousands)

    Primary Insurance Premiums          $27,521     $--      $44,373     $--

    Loss and Loss Adjustments Expenses   18,051      --       29,151       --
    Underwriting, Acquisition and
     Insurance Expenses (2)               5,944      --       11,718       --
    Underwriting Profit                  $3,526     $--       $3,504      $--

    Loss Ratio (3)                        65.6%     0.0%        65.7%     0.0%
    Expense Ratio (4)                     21.6%     0.0%        26.4%     0.0%
    Combined Ratio (5)                    87.2%     0.0%        92.1%     0.0%

    (1) Results of the Primary Insurance segment are not presented for periods prior to the acquisition date of November 14, 2006.
    (2) Does not include the elimination of $375 thousand and $1.0 million of Majestic policy acquisition costs against commissions due to CRM New York and CRM California for the three and six months ended June 30, 2007, respectively.
    (3) The loss ratio is calculated by dividing loss and loss adjustment expense by net primary insurance premiums.
    (4) The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net primary insurance premiums.
    (5)  The combined ratio is the sum of the loss ratio and the expense ratio.

    Table 8
                                CRM Holdings, Ltd.
                             Reinsurance Segment Data

                                     For the three months   For the six months
                                            ended                  ended
                                           June 30,               June 30,
                                        2007      2006         2007     2006
                                          (Dollars in           (Dollars in
                                           thousands)            thousands)

    Net Reinsurance Premiums          $5,994    $5,603      $11,964   $9,914
    Loss and Loss Adjustments
     Expenses                          1,918     1,197        3,828    2,231
    Underwriting, Acquisition and
     Insurance Expenses                1,467     1,929        3,196    3,301
    Underwriting Profit               $2,609    $2,477       $4,940   $4,382

    Loss Ratio (1)                      32.0%     21.4%        32.0%    22.5%
    Expense Ratio (2)                   24.5%     34.4%        26.7%    33.3%
    Combined Ratio (3)                  56.5%     55.8%        58.7%    55.8%

    (1) The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
    (2) The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
    (3)  The combined ratio is the sum of the loss ratio and the expense ratio.


SOURCE  CRM Holdings, Ltd.